Filed Pursuant to Rule 433 of the
Securities Act of 1933, as amended
Registration Statement No. 333-191772
Free Writing Prospectus dated November 5, 2013

Fantex, Inc.

On October 31, 2013, several emails were exchanged between Fantex, Inc. (referred to in this filing as “we,” “us” or the “Company”) and reporters from certain media outlets (collectively, the “Emails”). Each of these email exchanges reference an initial public offering (the “Offering”) of the Fantex Series Arian Foster Convertible Tracking Stock (“Fantex Series Arian Foster”) of the Company, which Offering is covered by the Registration Statement on Form S-1 (File No. 333-191772), as amended (the “Registration Statement”), that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

The emails attached as Annex A were exchanged between the Company and reporter Daniel Roberts of Fortune; the emails attached as Annex B were exchanged between the Company and reporter Mark DeCambre of NY Post; the emails attached as Annex C were exchanged between the Company and reporter Steve Berkowitz of USA Today; the emails attached as Annex D were exchanged between the Company and reporter Darren Rovell of ESPN and the emails attached as Annex E were exchanged between the Company and reporter Peter Lattman of The New York Times.

As described further below under “Corrections and Clarifications,” the Emails contain certain factual inaccuracies and inconsistencies with the information contained in the Registration Statement.

You should consider statements in the Emails or contained herein only after carefully evaluating all of the information in the Company’s Registration Statement and the other documents incorporated by reference into such Registration Statement.

Corrections and Clarifications

For purposes of correction and clarification, the Company notes that the Emails in several instances state, “[w]e intend to start taking reservations for Fantex Arian Foster beginning next week,” and “[f]or Arian Foster, we intend to start taking reservations beginning next week.” The Company has not determined when the reservation period would begin.

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. Forward-looking statements reflect the Company’s current views with respect to, among other things, future events and performance. These statements may discuss the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the commencement or completion of the Offering, the Company’s ability to build a portfolio of brands, results of operations, the intended use of the net proceeds from the Offering, prospects, growth and strategies, plans, achievements, market opportunities and the trends that may affect the Company or Arian Foster. The Company generally identifies forward-looking statements by words such as “intend,” “plan,” “may,” “will,” “should,” “goal,” “would” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties, which include without limitation, those discussed under the section entitled “Risk Factors” in the Registration Statement. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed a registration statement (including a prospectus) with the SEC for the Offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in this Offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Annex A

Emails dated October 31, 2013 between Fantex, Inc. and Daniel Roberts of Fortune

Publication: Fortune
Reporter: Daniel Roberts

Pitch/Release (from Gaby Asmus, Finn Partners on behalf of Buck French, CEO of Fantex)

Date: 10/31/13

Time: 9:46 AM ET

“Hi Daniel,

Wanted to give you a heads up that today, Fantex, Inc. announced that it has signed a brand contract with 49ers tight end Vernon Davis. Vernon Davis will join Arian Foster as the second professional athlete to sign a brand contract with Fantex, Inc.

Under the terms of the brand contract, Fantex, Inc. would pay $4 million to acquire a 10% minority interest in the brand income, as defined in the brand contract, of Vernon Davis. The acquisition is contingent upon Fantex, Inc. obtaining financing to pay the purchase price to Vernon Davis.

In October, Fantex, Inc. announced that it has previously filed a registration statement on Form S-1 with the U.S. SEC for a proposed IPO of a Fantex, Inc. tracking stock (Fantex Arian Foster) that is linked to the economic performance and value of the brand contract between Fantex, Inc. and Arian Foster. This registration statement has been amended to include information regarding the brand contract entered into between Fantex, Inc. and Vernon Davis.

The full press release is below for your reference. Please let us know if you would like to coordinate an interview with Fantex Holdings CEO Buck French.

Best,

Gaby

This communication does not constitute an offer of any securities for sale relating to the Vernon Davis brand.

<<Full Press Release>>

Question (from Daniel Roberts, Fortune)

Date: 10/31/13

Time:  11:10 AM ET

“Thanks, this is news that will certainly make it into our story today. Will the Vernon Davis IPO be at the same time as Foster? And what will opening share prices be— $10, like with Foster?”

Answer (From Gaby Asmus, Finn Partners on behalf of Buck French, CEO of Fantex):

Date: 10/31/13

Time: 12:36 PM ET

“That’s great! Look forward to reading it.

We have not yet filed an S-1 for Vernon Davis, and as a result, we can’t comment on timing or pricing. We intend to start taking reservations for Fantex Arian Foster beginning next week.

Does that answer your question? And I am not an official spokesperson, so please don’t attribute anything to me in your piece.

Let me know if I can help with anything else.”

This communication does not constitute an offer of any securities for sale relating to the Vernon Davis brand.

Question 2 (from Daniel Roberts, Fortune) *This is a parallel email thread; he missed FP’s first response

Date: 10/31/13

Time:  12:52 PM ET

“Checking in on my email below.

Can you confirm those fact-checks: whether Davis will IPO right when Foster does, or if later, what date? And the share price? Thank you.”

Answer 2 (From Gaby Asmus, Finn Partners on behalf of Buck French, CEO of Fantex):

Date: 10/31/13

Time: 12:55 PM ET

“For Vernon Davis, due to “gun jumping” considerations, we can’t comment on timing or pricing. For Arian Foster, we intend to start taking reservations beginning next week.

Does that answer your question? And I am not an official spokesperson, so please don’t attribute anything to me in your piece.”

This communication does not constitute an offer of any securities for sale relating to the Vernon Davis brand.

Response (from Daniel Roberts, Fortune)

Date: 10/31/13

Time:  12:55 PM ET

“Sorry, somehow missed this email. Now I see. Thanks!”

* * * * *

Annex B

Emails dated October 31, 2013 between Fantex, Inc. and Mark DeCambre of NY Post

Publication: NY Post
Reporter: Mark DeCambre

Question (from Mark DeCambre, NY Post)

Date: 10/31/13

Time:  3:44 PM ET

“Gaby, I forgot to ask what the timetable for Vernon Davis’s S-1. Or maybe that was something that couldn’t be answered?”

Answer (From Gaby Asmus, Finn Partners on behalf of Buck French, CEO of Fantex):

Date: 10/31/13

Time: 3:47 PM ET

“We can’t comment on timing. And I think I’ve mentioned this before, but I am not a spokesperson for Fantex so please don’t attribute anything to me.

Thanks for understanding.”

This communication does not constitute an offer of any securities for sale relating to the Vernon Davis brand.

Reporter Response 1 (from Mark DeCambre, NY Post)

Date: 10/31/13

Time: 3:50 PM ET

“Yeah. I know but you’re my only keep conduit of info for fact checking. I thought I’d asked that question during conf. Thanks.”

PR Response 1 (from Gaby Asmus, Finn Partners on behalf of Buck French, CEO of Fantex)

Date: 10/31/13

Time: 3:50 PM ET

“Completely understand—I just have to be careful! Best, Gaby”

Reporter Response 2 (from Mark DeCambre, NY Post)

Date: 10/31/13

Time: 3:53 PM ET

“Got it.”

* * * * *

Annex C

Emails dated October 31, 2013 between Fantex, Inc. and Steve Berkowitz of USA Today

Publication: USA Today
Reporter: Steve Berkowitz

Question (from Steve Berkowitz, USA Today)

Date: 10/31/13

Time:  9:55 AM ET

“Thanks for the heads-up!

Do you know when the IPO’s of each respective tracking stock will occur? Thanks!”

Answer (From Gaby Asmus, Finn Partners on behalf of Buck French, CEO of Fantex):

Date: 10/31/13

Time: 12:34 PM ET

“Hi Steve,

We intend to start taking reservations for Fantex Arian Foster beginning next week. We haven’t yet filed an S-1 for Vernon Davis, and as a result, we can’t comment on timing.

Does that help? I’m not an official spokesperson, so please don’t attribute anything to me.

Best,

Gaby”

This communication does not constitute an offer of any securities for sale relating to the Vernon Davis brand.

Question (from Steve Berkowitz, USA Today)

Date: 10/31/13

Time:  12:37 PM ET

“Yes. Can let us know what date the Foster sales will begin? Thanks!”

Answer (From Gaby Asmus, Finn Partners on behalf of Buck French, CEO of Fantex):

Date: 10/31/13

Time: 12:40 PM ET

“Hi Steve,

We can’t share an exact date but we intend to begin taking reservations next week.

Best,

Gaby”

* * * * *

Annex D

Emails dated October 31, 2013 between Fantex, Inc. and Darren Rovell of ESPN

Publication: ESPN

Reporter: Darren Rovell

Question (from Darren Rovell, ESPN)

Date: 10/31/13

Time:  10:16 AM ET

“Question: there’s no upfront money to Foster or Davis if you can’t raise $ right?”

Answer (From Ben Schechter, VP Marketing at Fantex, on behalf of Buck French, CEO of Fantex):

Date: 10/31/13

Time: 10:24 AM ET

“Hi Darren...that is correct.  It is contingent upon Fantex, Inc. obtaining financing through the respective tracking stock IPO.  Thanks,

Ben”

This communication does not constitute an offer of any securities for sale relating to the Vernon Davis brand.

* * * * *

Annex E

Emails dated October 31, 2013 between Fantex, Inc. and Peter Lattman of The New York Times

Publication: The New York Times

Reporter: Peter Lattman

Question (from Peter Lattman, New York Times)

Date: 10/31/13

Time: 11:12 AM ET

“One follow-up, and I presume you will have no comment but I must ask:

Do you also plan to sign Vernon’s brother, Vontae Davis?”

Answer (From Ben Schechter, VP Marketing at Fantex, on behalf of Buck French, CEO of Fantex):

Date: 10/31/13

Time: 11:51 AM ET

“Hi Peter...as you know, our goal is to sign additional athletes across sports, but we can’t comment about any potential future brand agreements.”

* * * * *